RULE 424(b)(5)
REGISTRATION STATEMENT NO. 333-46930

PRICING SUPPLEMENT NO. 2002-1, DATED OCTOBER 21, 2002, TO PROSPECTUS, DATED MAY 17, 2001 AND PROSPECTUS SUPPLEMENT, DATED OCTOBER 14, 2002.

UBS AG

VARIABLE RATE CREDIT LINKED NOTES
(LINKED TO THE CREDIT OF ALLIANZ AG)

THE NOTES ARE NOT DEPOSIT LIABILITIES OF UBS AG AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, AN INDEPENDENT AGENCY OF THE UNITED STATES GOVERNMENT, OR ANY OTHER GOVERNMENTAL AGENCY OF THE UNITED STATES, SWITZERLAND OR ANY OTHER JURISDICTION.

The terms described here supplement those described in the prospectus supplement and the prospectus, and if the terms described here are inconsistent with those described there, the terms described here are controlling.

REFERENCE ENTITY: Allianz AG

PRINCIPAL AMOUNT: US$150,000,000

NET PROCEEDS TO UBS AG: US$150,000,000

TRADE DATE: October 21, 2002

SETTLEMENT DATE: October 24, 2002

STATED MATURITY DATE: October 24, 2003

DATE PAST WHICH MATURITY DATE MAY NOT BE
EXTENDED: December 23, 2003

INTEREST RATE PROVISIONS:

INTEREST PAYMENT DATES: Each January 24, April 24, July 24 and October 24
Commencing: January 24, 2003

REGULAR RECORD DATES: Each January 9, April 9, July 9 and October 9

INTEREST DETERMINATION DATES: Second London business day preceding each Interest Reset Date

RESET PERIODS: (Underscore one) (Daily, Weekly, Monthly, Quarterly, Semiannually or Annually)

INTEREST RESET DATES: Each January 24, April 24, July 24 and October 24

DESIGNATED MATURITY: Three months

INITIAL INTEREST RATE: To be determined on
October 22, 2002 at 11:00 a.m., London time, as
the offered rate appearing on the Telerate page
3750 at that time for deposits of U.S. dollars for
a period of three months beginning on that date.

MAXIMUM INTEREST RATE: NA%

MINIMUM INTEREST RATE: NA%

SPREAD: (+/-): +53 bp	AUTHORIZED DENOMINATIONS (if other than $1,000 and any integral multiple thereof): $ REFERENCE ENTITY INFORMATION:
JURISDICTION UNDER WHOSE LAWS REFERENCE ENTITY IS ORGANIZED: Germany

ADDRESS OF REFERENCE ENTITY:
Allianz AG Investor Relations Koeniginstraße 28 80802 Munich Germany
DESCRIPTION OF BUSINESS AND ORGANIZATION OF REFERENCE ENTITY: Through subsidiaries, offers insurance, banking and financial services (See attached Annex A for further details)

DESCRIPTION OF OWNERSHIP OF STOCK OR OTHER MEMBERSHIP INTERESTS IN THE REFERENCE ENTITY: Publicly held company (See attached Annex A for further details)

REFERENCE ENTITY'S SECURITIES REGISTERED
UNDER `34 ACT: [X] YES [   ] NO

REFERENCE ENTITY'S SEC FILE NO.: 1-15154

STOCK MARKET(S) ON WHICH SECURITIES OF REFERENCE ENTITY TRADE: All 8 German stock exchanges, London and Zurich, and ADR's in New York since 2000
                SYMBOL(S): ALV; AZ

SENIOR UNSECURED INDEBTEDNESS RATING OF REFERENCE ENTITY:
MOODY'S: AA2, SINCE October 9, 2002 S&P: AA, AFFIRMED October 9, 2002 OTHER: AM Best, A++ AFFIRMED September 20, 2002
SHORT-TERM INDEBTEDNESS RATING OF REFERENCE ENTITY:
MOODY'S: P-1, AFFIRMED October 9, 2002 S&P: A-1+, AFFIRMED October 9, 2002 OTHER: _____, SINCE ___________
BOOKING BRANCH: Jersey
CAPITALIZATION OF UBS AG: (see attached Annex B)

The information relating to the Reference Entity set forth above and in any attached annex is for reference purposes only and is not indicative of the future credit of the Reference Entity nor of the likelihood that a credit event with respect to the Reference Entity will occur. A credit event with respect to the Reference Entity can occur even in the absence of a ratings downgrade. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.

Information about the Reference Entity may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

UBS AG does not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the Reference Entity with the SEC or any of the credit ratings assigned to the Reference Entity by the rating agencies.

UBS AG obtained the information about the Reference Entity in this pricing supplement from the Reference Entity's public filings.

This pricing supplement relates only to the notes and does not relate to any security of the Reference Entity. All information about the Reference Entity in this pricing supplement is derived from publicly available documents. UBS AG did not participate in the preparation of any of those documents or make any "due diligence" investigation or any inquiry of the Reference Entity in connection with this offering. UBS AG makes no representation that the publicly available documents or any other publicly available information about the Reference Entity is accurate or complete. Furthermore, UBS AG does not know whether the Reference Entity will disclose all events occurring before the date of this pricing supplement including events that could affect the accuracy or completeness of the publicly available documents referred to above and the trading price of the notes. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the Reference Entity could affect the market value of the notes.

UBS AG has no obligation to disclose information about the Reference Entity after the date of this pricing supplement.

UBS AG or its affiliates currently provide research coverage for the Reference Entity or its affiliates and may, from time to time, publish research reports about one or more of them. UBS AG may discontinue such coverage or cease writing reports at any time.

UBS AG or its affiliates may currently or from time to time engage in business with the Reference Entity or its affiliates, including making loans to or equity investments in the Reference Entity or its affiliates or providing advisory services to the Reference Entity or its affiliates, including merger and acquisition advisory services. In the course of that business, UBS AG or any of its affiliates may acquire non-public information about the Reference Entity. If UBS AG or any of its affiliates do acquire non-public information about the Reference Entity, they will be under no obligation to disclose such non-public information to holders of the notes. Each investor in the notes should undertake such independent investigation of the Reference Entity as in their judgment is appropriate to make an informed decision with respect to an investment in the notes.

Annex A

According to publicly available documents, Allianz AG is a stock corporation organized in the Federal Republic of Germany under the German Stock Corporation Act. It was incorporated as Allianz Versicherungs-Aktiengesellschaft in Berlin, Germany on February 5, 1890. It is registered in the Commercial Register in Munich, Germany under the entry number HR B 7158.

Allianz AG is a publicly held company. In its Form 20-F for the year ended December 31, 2001 Allianz AG reported that its three largest shareholders, and their respective holdings, were as follows. As of December 31, 2001 (as reported to the SEC on March 12, 2002), Munich Re owned 23.0% of Allianz AG's ordinary shares; as of December 31, 2000 (as reported to the SEC on February 15, 2001), Hypo Vereinsbank owned 6.8% of Allianz AG's ordinary shares; and as of December 31, 2001 (as reported to the SEC on February 14, 2002), Deutsche Bank owned 6.1% of Allianz AG's ordinary shares.

The Allianz Group offers insurance, banking and asset management products and services through property-casualty, life/health, banking and asset management business segments.

Allianz was the largest insurance group in the world based on gross premiums written in 2001. It was the leading German property-casualty and life/health insurance company, based on gross premiums written in 2001. Gross premiums written by Allianz's non-German business now represents approximately 62% of total gross premiums written.

The German property-casualty and life/health insurance businesses are managed by subsidiaries located primarily in Munich and Stuttgart. The non-German insurance businesses are locally managed, generally through "flagship subsidiary" operations located in France, Italy, the United Kingdom, Switzerland, Spain and the United States.

In 2001 Allianz acquired Dresdner Bank, and became the third-largest bank in Germany and the eleventh-largest bank in Europe. The banking segment operates through the approximately 1,150 German and non-German branch offices of Dresdner Bank and various subsidiaries, with significant operations in Germany, the United Kingdom, other European countries and the United States.

In 2001 Allianz also acquired Nicholas-Applegate Capital Management, which, coupled with the effect of its acquisition of Dresdner Bank, made it the second-largest asset manager in the world. The asset management segment operates on a worldwide basis, with key management centers in Munich, Hong Kong, Paris, Milan, Westport, Connecticut, and San Diego and Newport Beach, California.

Allianz was the largest German financial institution, based on market capitalization at December 31, 2001. Its investment portfolio includes a number of significant equity participations, primarily in major German companies, including both financial institutions and industrial enterprises.

ANNEX B

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

As of August 31, 2002 (Unaudited)	CHF	USD

(in millions)
Debt
Debt issued(1)....................................................
Total Debt...........................................................
Minority Interest(2)...........................................
Shareholders' Equity.........................................
Total capitalization............................................
141,538 141,538 3,826 41,744 187,108	94,563 94,563 2,556 27,890 125,008
__________________

(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2) Includes Trust Preferred Securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.66810844.